Certified	Rothstein, Kass & Company, P.C.	Beverly Hills
Public	4 Becker Farm Road	Dallas
Accountants	Roseland, NJ 07068	Denver
	tel 973.994.6666	Grand Cayman
	fax 973.994.0337	New York
	www.rkco.com	Roseland
San Francisco
Walnut Creek

Rothstein Kass

March 31, 2008

Securities and Exchange Commission
100 F Street NE.
Washington, D.C. 20549

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of BioTime, Inc. (the “Registrant”). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form 10-K for the year ended December 31, 2007 because our Firm has not yet completed our audit of the financial statements of the Registrant for the year ended December 31, 2007 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein. We are unable to complete our audit of the Registrant’s financial statements and furnish the required opinion for a timely filing because additional time is required by us to complete our audit procedures and, as a result, have not yet had sufficient time to complete the auditing procedures that we consider necessary in the circumstances.

Very truly yours,

/s/ Rothstein, Kass & Company, P.C.

Rothstein, Kass & Company, P.C.